For Immediate Release

Contact:        Mary Athridge
212-805-6035
mkathridge@leggmason.com

LEGG MASON APPOINTS MICHELLE GOLDBERG AND ALISON QUIRK
TO ITS BOARD OF DIRECTORS

BALTIMORE, November 28, 2017 – Legg Mason, Inc. [NYSE: LM] today announced that Michelle Goldberg, a venture capital investor, and Alison Quirk, a financial services industry senior executive, have been appointed to its Board of Directors, effective immediately.

“We are pleased to expand the experience of our Board as we execute on our strategy of expanding client choice. Different perspectives and backgrounds on the Board will be critical as we build the culture of innovation that will help drive Legg Mason’s future success. Michelle’s experience with investing in technology companies will be invaluable to our efforts to harness technology to better serve our clients. Alison’s deep background in managing human capital at one of the world’s largest financial services firms will serve us well as we invest in our people and create the workforce of the future. We welcome them to the Board,” said Joseph A. Sullivan, Chairman and CEO of Legg Mason.

Background of Michelle Goldberg

Ms. Goldberg is a Partner at Ignition Partners, an early stage, technology venture capital firm and a Venture Partner at SoGal Ventures investing in the next generation’s lifestyle and health.  As a venture capital investor and advisor to firms, Ms. Goldberg specializes in eCommerce and digital media, internet analytics, mobile and enterprise software.  Ms. Goldberg’s corporate board experience includes serving on the board of Plum Creek Timber until its merger with Weyerhaeuser, as well as serving on multiple portfolio company boards over the past two decades. Before joining Ignition, Ms. Goldberg was a consultant in financial institutions and technology and an investment banker in middle market mergers and acquisitions.  Ms. Goldberg is a Crown Fellow of the Aspen Institute and is an advocate and fundraiser for women in tech through Ada Developers Academy.  Ms. Goldberg, who is conversant in Mandarin, has a B.A. in Asian Studies from Columbia College where she is now a member of the Board of Visitors and an M.A. in East Asian Studies from Harvard University.

Background of Alison Quirk
Alison Quirk was a member of the Management Committee and executive vice president of Global Human Resources at State Street Corporation from 2010 until her retirement in 2017. Ms. Quirk’s board experience includes serving on the board of Boston Financial Data Services, a joint venture between State Street Corporation and DST Systems. Ms. Quirk joined State Street Corporation in September 2002 as senior vice president, Deutsche Global Services Integration Team, and subsequently held various senior human resources roles. Prior to joining State Street, Ms. Quirk served as senior vice president, Human Resources for Liberty Financial Companies and Liberty Funds Group and as director, Business Planning in the Wealth Management division at FleetBoston Financial after it acquired Liberty Funds Group. Ms. Quirk began her career at Boston Financial Data Services, where she held several positions in human resources culminating in a role responsible for human resources, corporate marketing, and communications. Ms. Quirk has a B.A. from the University of New Hampshire.

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About Legg Mason
Legg Mason is a global asset management firm with $755 billion in assets under management as of October 31, 2017. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

Brandywine Global | Clarion Partners | ClearBridge Investments | EnTrustPermal | Martin Currie | QS Investors | RARE Infrastructure | Royce & Associates | Western Asset